Sixth Amended and Restated Expense Limitation Agreement

This Amended and Restated Expense Limitation Agreement (the “Agreement”) is entered into this 25th day of July 2025, by and between Prospect Floating Rate and Alternative Income Fund, Inc. (the “Fund”) and Prospect Capital Management L.P. (the “Adviser”).

WHEREAS, the Fund is an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser serves as the Fund’s investment advisor pursuant to that certain Investment Advisory Agreement, dated as of April 20, 2021 (the “Investment Advisory Agreement”);

WHEREAS, the Adviser and the Fund entered into an expense limitation agreement on April 20, 2021 that was amended on July 7, 2021, August 23, 2022, April 24, 2023, May 13, 2024 and on February 26, 2025;

WHEREAS, the Adviser and the Fund have determined that it is appropriate and in the best interests of the Fund to further amend the expense limitation agreement to maintain the expenses of the Fund below the levels to which the Fund might otherwise be subject; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interest of the Fund for the Fund to reimburse the Adviser for any previously waived advisory fees and any expenses the Adviser pays on behalf of the Fund in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

In the event that the current Operating Expenses of the Fund, as accrued each quarter, exceed the Annual Limit, as defined below, (the amount of such excess, the “Excess Amount”), the Advisor will, waive the investment advisory fees to which it is entitled pursuant to the Investment Advisory Agreement (an “Excess Amount Waiver”), up to the Excess Amount. Additionally, in the event that, after an Excess Amount Waiver, there remains an Excess Amount, the Adviser will reimburse the Fund for its Operative Expenses (an “Excess Amount Reimbursement”), up to the remaining Excess Amount.

For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including but not limited to the Advisor’s base management fees detailed in Section 3(a) the Investment Advisory Agreement, any and all costs and expenses that qualify as line item “operating” expenses in the financial statements of the Fund as the same are filed with the U.S. Securities and Exchange Commission and other expenses described in the Investment Advisory Agreement, but does not include any portfolio transaction or other investment-related costs (including brokerage commissions, dealer and underwriter spreads, prime broker fees and expenses and dividend expenses related to short sales), shareholder servicing and/or distribution fees, interest expenses and other financing costs, extraordinary expenses and acquired fund fees and expenses. Upfront shareholder transaction expenses (such as sales commissions, dealer manager fees, and similar items) are not Operating Expenses.

For purposes of this Agreement, the “Annual Limit,” expressed as a percentage of the Fund’s average quarterly net assets, is 0.00%.

Each Excess Amount Waiver and Excess Amount Reimbursement made by the Adviser is subject to repayment (a “Reimbursement”) by the Fund within three years of the date on which the Excess Amount Waiver or Excess Amount Reimbursement was made by the Adviser. If this Agreement is terminated or expires pursuant to its terms, the Adviser shall maintain its right to repayment for any Excess Amount Waiver or Excess Amount Reimbursement it has made under this Agreement, subject to the Repayment Limitations.

Any Reimbursement shall be made solely in the event that that the Fund has sufficient excess cash on hand at the time of any proposed Reimbursement and shall be limited to the lesser of (i) the excess of the Applicable Annual Limit, as defined below, applicable to such quarter over the Fund’s actual Operating Expenses for such quarter and (ii) the amount of Reimbursement which, when added to the Fund’s expenses for such quarter, permits the Fund to pay the then-current aggregate quarterly distribution to its shareholders, at a minimum annualized rate of at least 6.00% (based on the gross offering prices of Fund shares) (the “Distribution”) from the sum of (x) the Fund’s net investment income (loss) for such quarter plus (y) the Fund’s net realized gains (losses) for such quarter (collectively, the “Repayment Limitations”). For the purposes of the calculations pursuant to (i) and (ii) of the preceding sentence, any Reimbursement will be treated as an expense of the Fund for such quarter, without regard to the GAAP treatment of such expense. In the event that the Fund is unable to make a full payment of any Reimbursements due for any applicable quarter because the Fund does not have sufficient excess cash on hand, any such unpaid amount shall become a payable of the Fund for accounting purposes and shall be paid when the Fund has sufficient excess cash on hand (subject to the Repayment Limitations); provided, that in the case of any Reimbursements, such payment shall be made no later than the date that is three years after the date on which the applicable Excess Amount Waiver or Excess Amount Reimbursement was made by the Adviser.

For purposes of Reimbursements under this Agreement, the “Applicable Annual Limit” is the lesser of (i) the Annual Limit in place at the time the Excess Amount Waiver or Excess Amount Reimbursement was made or (ii) an annual limit in place at the time of such Reimbursement.

This Agreement shall be effective as of the quarter commencing on July 1, 2025, and continue until the quarter ending December 31, 2026 (the “Initial Term”). Following the Initial Term of this Agreement, the Adviser may elect, in its sole and absolute discretion, to offer to continue this Agreement for successive quarterly or annual periods. Any such continuance must be approved by a majority of the Board of Directors of the Fund (the “Board”), including a majority of the directors that are not “interested persons” of the Fund, as such term is defined under the 1940 Act.

This Agreement may be terminated at any time, without the payment of any penalty and without notice, by the Fund. This Agreement will automatically terminate if (i) the Fund provides the Adviser with notice of the Fund’s intent to terminate the Investment Advisory Agreement, and such termination of this Agreement will be effective upon the date that the Adviser receives such notice or (ii) the Investment Advisory Agreement is terminated for any reason.
Miscellaneous

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws provisions) and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter two, as applicable, shall control. Further, nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Articles of Incorporation or Bylaws, as each may be amended or restated from time to time, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

(b)     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)    The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(d)    This Agreement may only be amended in writing, and by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.

By: /s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Executive Officer & President

PROSPECT CAPITAL MANAGEMENT L.P.

By: /s/ John F. Barry III
Name: John F. Barry III
Title: Managing Member